Exhibit 5.1

January 8, 2008

Palm, Inc.

950 W. Maude Avenue

Sunnyvale, CA 94085

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 8, 2008 (as such may thereafter be amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of (i) 6,669,390 shares of your Common Stock (the “Plan Shares”) that are to be issued pursuant to the 1999 Stock Plan, as amended and the 1999 Employee Stock Purchase Plan, as amended (together, the “Plans”) and (ii) 3,000,000 shares of your Common Stock (the “Rubinstein Shares”) that are to be issued pursuant to the Inducement Restricted Stock Unit Agreement with Jonathan Rubinstein and the exercise of the Inducement Option Agreement with Jonathan Rubinstein (together, the “Rubinstein Agreements”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Plan Shares under the Plans and pursuant to the agreements related thereto and the sale and issuance of the Rubinstein Shares under the Rubinstein Agreements.

It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, the Plan Shares will be duly authorized, validly issued, fully paid and nonassessable. Further, it is our opinion that, when issued and sold in the manner referred to in the Rubinstein Agreements, the Rubinstein Shares will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati